UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HIGHWOODS PROPERTIES, INC.

(Name of Registrant as Specified in its Charter)

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________________________________________________________________________________________________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 13, 2009

________________________________________________________________________________________________________________________________________

You are cordially invited to attend the annual meeting of stockholders of Highwoods Properties, Inc. on Wednesday, May 13, 2009, at 11:00 a.m., on the 2nd floor of our corporate headquarters building located at 3100 Smoketree Court, Raleigh, North Carolina 27604. The principal purposes of this meeting are to elect three directors, ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009, act on a proposal to approve our 2009 long-term equity incentive plan and transact such other business as may properly come before the meeting or any adjournments, assuming the presence of a quorum. Only stockholders of record at the close of business on March 2, 2009 will be entitled to vote at the meeting and any adjournments or postponements.

On April 2, 2009, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2008 Annual Report, and vote online.

Whether or not you plan to attend the meeting, your vote is very important, and we encourage you to vote promptly. You may vote via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods offered for voting will be contained in the proxy card or Notice of Internet Availability of Proxy Materials. If you execute a proxy by telephone, over the Internet or by mailing in a proxy card, but later decide to attend the meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

BY ORDER OF THE BOARD OF DIRECTORS

JEFFREY D. MILLER

Vice President, General Counsel and Secretary

PROPOSAL ONE	2
Nominees for Election to Terms Expiring 2010	2
Incumbent Directors—Term Expiring 2010	3
Incumbent Directors—Term Expiring 2011	3
CORPORATE GOVERNANCE	3
Director Independence	3
Board Meetings and Committees; Annual Meeting Attendance	4
Compensation and Governance Committee	4
Audit Committee	6
Investment Committee	7
Hedge Policy Committee	7
Executive Committee	7
Other Stockholder Information	7
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	8
Section 16(a) Beneficial Ownership Reporting Compliance	9
Related Person Transactions	9
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	10
Compensation Discussion and Analysis	10
Summary Compensation Table	17
Grants of Plan-Based Awards in 2008	18
Outstanding Equity Awards at 2008 Fiscal Year-End	19
Option Exercises and Stock Vested in 2008	19
Nonqualified Deferred Compensation in 2008	20
Post-Employment Compensation	20
Director Compensation in 2008	23
PROPOSAL TWO	24
Principal Accountant Fees	24
Pre-Approval Policies	24
PROPOSAL THREE	25
Summary of Plan	25
Administration	26
Tax Treatment	26
OTHER MATTERS	27
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING	27
COSTS OF PROXY SOLICITATION	28

HIGHWOODS PROPERTIES, INC.

3100 Smoketree Court, Suite 600

Raleigh, North Carolina 27604

____________________________________________________________________________________________________________________________________

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 13, 2009

____________________________________________________________________________________________________________________________________

This proxy statement is being furnished to stockholders of Highwoods Properties, Inc. in connection with the solicitation of proxies for use at our annual meeting of stockholders on Wednesday, May 13, 2009, at 11:00 a.m., on the 2nd floor of our corporate headquarters building located at 3100 Smoketree Court, Raleigh, North Carolina 27604. The purposes of the meeting are set forth in the notice of meeting. This solicitation is made on behalf of our Board of Directors.

Holders of record of shares of our common stock as of the close of business on the record date, March 2, 2009, are entitled to vote at the meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the meeting and each share of common stock entitles the holder to one vote. At the close of business on the record date, there were 63,747,307 shares of common stock issued and outstanding.

On April 2, 2009, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials, which will indicate how to access our proxy materials on the Internet, in connection with the solicitation of proxies by our Board of Directors for use at the meeting and any adjournments or postponements. On the date of mailing, we will make our proxy statement and 2008 Annual Report publicly available on the Internet according to the instructions provided in the Notice of Internet Availability of Proxy Materials.

If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials except upon request. Instead, the notice will instruct you how to access and review all of the important information contained in the proxy materials online. The notice will also instruct you as to how you may submit your proxy over the Internet or by telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

The presence, in person or by proxy, of holders of at least a majority of the total number of shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will count toward the presence of a quorum. Proposal One, the election of directors, requires the vote of a plurality of all of the votes cast at the meeting. Proposal Two, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009, requires the affirmative vote of a majority of the votes cast on the proposal. With respect to Proposals One and Two, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. Proposal Three, a proposal to approve our 2009 long-term equity incentive plan, requires the affirmative vote of the holders of a majority of our outstanding common stock. With respect to Proposal Three, abstentions and broker non-votes will have the same effect as votes against the proposal.

Please vote by telephone or over the Internet as indicated in the Notice of Internet Availability of Proxy Materials. Alternatively, you may complete, sign, date and return the proxy card available on the Internet or in the accompanying proxy materials. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions on voting your shares. Shares of common stock represented by a properly executed proxy received prior to the vote at the meeting and not revoked will be voted at the meeting as directed on the proxy. Where no specification is made on a properly executed form of proxy, the shares will be voted FOR the election of all nominees for director, FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009, FOR the proposal to approve our 2009 long-term equity incentive plan and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting and any adjournments or postponements.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members. At our 2008 annual meeting of stockholders, our stockholders approved a Board-proposed amendment to our charter to declassify the Board and provide for the annual election of directors commencing with the annual meeting of stockholders to be held in 2009. This amendment did not affect the unexpired three-year terms of directors elected in 2007 and 2008. The terms of office for Gene H. Anderson, David J. Hartzell and L. Glenn Orr, Jr. will expire at this meeting. Messrs. Anderson, Hartzell and Orr have been nominated as directors to hold office until the 2010 annual meeting of stockholders and until their successors are elected and qualified. The Board of Directors recommends a vote FOR each of the nominees as directors to hold office until the expiration of the term for which they have been nominated and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or reduce the number of directors on the Board.

Nominees for Election to Terms Expiring 2010

Gene H. Anderson, 63, has been a director and senior vice president since our combination with Anderson Properties, Inc. in February 1997 and currently serves as regional manager for our Atlanta and Triad operations. Mr. Anderson was president of Anderson Properties, Inc. from 1978 to February 1997. Mr. Anderson is a past president of the Georgia chapter of the National Association of Industrial and Office Properties and is a past national board member of the National Association of Industrial and Office Properties.

David J. Hartzell, Ph.D., 53, has been a director since February 2009. Dr. Hartzell is a Distinguished Professor in Real Estate at the University of North Carolina’s Kenan-Flagler Business School. Prior to joining the University of North Carolina in 1988, Dr. Hartzell was a vice president at Salomon Brothers Inc., a research associate for The Urban Institute and a financial economist for the U.S. Office of the Comptroller of Currency. He is a former president of the American Real Estate and Urban Economics Association.

L. Glenn Orr, Jr., 68, has been a director since February 1995. Mr. Orr has been president and chief executive officer of Orr Holdings, LLC since 2007 and was the managing director of The Orr Group from 1995 to 2007. Mr. Orr had served as president and chief executive officer of The Orr Group from 1995 to 2006. Mr. Orr was chairman of the board of directors, president and chief executive officer of Southern National Corporation from 1990 until its merger with BB&T Corporation in 1995. He previously served as president and chief executive officer of Forsyth Bank and Trust Co., president of Community Bank in Greenville, S.C. and president of the North Carolina Bankers Association. Mr. Orr is a member of the boards of directors of Medical Properties Trust, Inc., a publicly traded medical office REIT based in Alabama, General Parts International, Inc., a national auto parts distributor, and Broyhill Management Fund, an investment firm, and he is the immediate past chairman of the Wake Forest University board of trustees.

Incumbent Directors—Term Expiring 2010

Edward J. Fritsch, 50, has been a director since January 2001. Mr. Fritsch became our Chief Executive Officer in July 2004 and our President in December 2003. Prior to that, Mr. Fritsch was our Chief Operating Officer from January 1998 to July 2004 and was a Vice President and Secretary from June 1994 to January 1998. Mr. Fritsch joined our predecessor company in 1982 and was a partner of that entity at the time of our initial public offering in June 1994. Mr. Fritsch is a member of the NAREIT board of governors, immediate past chair of the University of North Carolina board of visitors, trustee of the North Carolina Symphony, member of Wachovia Bank’s central regional advisory board and director of the YMCA of the Triangle.

Lawrence S. Kaplan, 66, has been a director since November 2000. Mr. Kaplan is a certified public accountant and retired in 2000 as a partner from Ernst & Young LLP where he was the national director of that firm’s REIT Advisory Services group. Mr. Kaplan has served on the NAREIT board of governors and has been actively involved in REIT legislative and regulatory matters for over 25 years. Mr. Kaplan is a director and audit committee chairman of Feldman Mall Properties, Inc., a publicly traded mall REIT based in New York.

Sherry A. Kellett, 64, has been a director since November 2005. Ms. Kellett is a certified public accountant and served as senior executive vice president and corporate controller of BB&T Corporation from 1995 until her retirement in August 2003. Ms. Kellett served as corporate controller of Southern National Corporation from 1991 until 1995 when it merged with BB&T Corporation. Ms. Kellett previously held several positions at Arthur Andersen & Co. Ms. Kellett is a director of MidCountry Financial Corp., a private financial services holding company based in Macon, GA, and is a director of Medical Properties Trust, Inc.

Incumbent Directors—Term Expiring 2011

Thomas W. Adler, 68, has been a director since June 1994. Mr. Adler is chairman of Playhouse Square Real Estate Services in Cleveland, Ohio. Mr. Adler formerly served on the board of directors of the National Association of Realtors and the boards of governors of the American Society of Real Estate Counselors and NAREIT. Mr. Adler is a past national president of the Society of Industrial and Office Realtors, was actively involved in the Urban Land Institute and serves on several non-profit boards in the Cleveland area.

O. Temple Sloan, Jr., 70, is Chair of the Board of Directors, a position he has held since March 1994. Mr. Sloan is chairman of General Parts International, Inc. and Trail Creek Investments, Inc. He is also the lead independent director of Bank of America Corporation and Lowe’s Companies, Inc., is a director of Golden Corral Corporation and serves on the national executive board of the Boy Scouts of America.

CORPORATE GOVERNANCE

Director Independence

Under New York Stock Exchange rules, a majority of our directors and all of the members of the audit committee and the compensation and governance committee must be independent. For a director to qualify as independent, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The Board of Directors considers transactions described elsewhere in this proxy statement. The Board of Directors has determined that Ms. Kellett and Messrs. Adler, Hartzell, Kaplan, Orr and Sloan each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board. In addition, none of these directors has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies or received any compensation from us or any such other entities except for compensation directly related to service as a director. Therefore, we believe that all of these directors, or three-fourths of the Board, are independent.

Board Meetings and Committees; Annual Meeting Attendance

The Board of Directors held four in-person meetings and three conference call meetings in 2008. At each in-person meeting of the Board of Directors, our non-management directors meet in executive session. The Chair of the Board of Directors (or, in the Chair’s absence, another independent director designated by the Chair) presides over such executive sessions. In 2008, each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which the director served. The Board of Directors encourages its members to attend each annual meeting of stockholders. All of our directors attended our 2008 annual meeting.

Compensation and Governance Committee

Our compensation and governance committee currently consists of Messrs. Orr and Sloan. Mr. Orr serves as chair of the compensation and governance committee. Both members are independent directors.

The compensation and governance committee determines compensation for our executive officers and implements our non-equity and equity incentive plans. In 2009, grants of awards to directors and executive officers under our long-term equity incentive plan were also pre-approved by the full Board based on the recommendations of the compensation and governance committee.

The committee also makes recommendations concerning Board member qualification standards, director nominees, director responsibilities and compensation, director access to management and independent advisors and management succession. Our corporate governance guidelines provide that the compensation and governance committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes consideration as to the members’ independence, diversity, age, skills and experience in the context of the needs of the Board. The same criteria are used by the compensation and governance committee in evaluating nominees for directorship. See also “—Director Qualifications, Nominations and Evaluations.” The “Investor Relations/Governance Documents” section of our website includes an online version of the compensation and governance committee charter. Our website is located at www.highwoods.com.

In addition, the compensation and governance committee is responsible for reviewing any transactions that involve potential conflicts of interest involving executive officers, directors and their immediate family members. Our corporate governance guidelines provide that each director will disclose any potential conflicts of interest to the Chief Executive Officer, who will then address the matter with the Board. In that situation, the conflicted director would recuse himself or herself from all discussions of the Board or any committee related to the conflict, except to the extent the Board or a committee requests the conflicted director to participate. Any vote by the Board or a committee to approve the matter or transaction giving rise to the conflict would be made only upon the approval of a majority of the disinterested directors. Our code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the Board of Directors. Because the facts and circumstances regarding potential conflicts cannot be predicted, the Board of Directors has not adopted a written policy for evaluating conflicts of interest. In the event a conflict of interest arises, the Board of Directors will review, among other things, the facts and circumstances of the conflict, our corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and New York Stock Exchange rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict.

During 2008, the compensation and governance committee held four in-person meetings.

Director Qualifications, Nominations and Evaluations. In making any nominee recommendations to the Board, the compensation and governance committee will consider persons recommended by our stockholders so long as the recommendation is submitted to the committee prior to the date that is 120 days before the anniversary of the mailing of the prior year’s proxy statement. Nominee recommendations, together with appropriate biographical information, should be submitted to the Chair of the Compensation and Governance Committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. The compensation and governance committee may, in its sole discretion, reject or accept any such recommendation for any reason.

The Board of Directors believes that directors who change the responsibilities and/or positions they held when they were elected should volunteer to resign from the Board of Directors. However, the Board of Directors does not believe that in every instance directors who retire or change from the positions they held when they were elected to the Board of Directors should necessarily leave the Board. There should, however, be an opportunity for the Board of Directors, through the compensation and governance committee, to review the continued appropriateness of director membership under the changed circumstances, including the anticipated ongoing value and contribution of the individual director. The Board of Directors also believes that it is in our best interests that a director offers to resign as of the end of the term after such director’s 72nd birthday. Upon receipt of any such offer to resign, the compensation and governance committee will evaluate whether to accept such offer at its next regularly-scheduled meeting and provide its recommendation to the full Board of Directors, together with its recommendation for a potential replacement, if applicable. The Board of Directors further believes that each director should be generally available to respond to reasonable requests and commitments related to our company and that there is a limit to the number of public company boards of directors upon which a director may serve and meet such an availability requirement. As a result, our corporate governance guidelines provide that none of our directors may serve on more than four other public company boards of directors while serving on our Board.

The Board of Directors conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. As part of this process, the compensation and governance committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. This assessment is discussed with the full Board following the end of each fiscal year. The assessment focuses on the Board’s contribution to our overall success and specifically focuses on areas in which the Board believes that its performance could improve.

For information about our stock ownership guidelines, see “—Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters—Stock Ownership Guidelines.”

Compensation and Governance Committee Interlocks and Insider Participation. Neither of the members of our compensation and governance committee is a current or past employee of our company or any of our predecessors or acquired companies and each was and is an independent director. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or compensation and governance committee.

Compensation and Governance Committee Report. The compensation and governance committee has reviewed and discussed the Compensation Discussion and Analysis included herein with our management. Based on such review and discussions, the compensation and governance committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation and Governance Committee

L. Glenn Orr, Jr. (chair)	O. Temple Sloan, Jr.

Audit Committee

Our audit committee currently consists of Ms. Kellett and Messrs. Kaplan and Hartzell. Mr. Kaplan serves as chair of the audit committee. Each member is an independent director and none has accepted any consulting, advisory or other compensatory fee from us other than as set forth below under “Compensation of Directors and Executive Officers – Director Compensation in 2008.” Further, the Board has determined that each of the foregoing directors is financially literate and two members, Mr. Kaplan and Ms. Kellett, both of whom are certified public accountants, are financial experts.

The audit committee approves the engagement of our independent registered public accounting firm, reviews the plans and results of the audit engagement with such firm, approves professional services provided by such firm, reviews the independence of such firm, approves audit and non-audit fees and reviews the adequacy of our internal control over financial reporting. The audit committee also oversees our internal audit function. The “Investor Relations/Governance Documents” section of our website includes an online version of the audit committee charter.

During 2008, the audit committee held four in-person meetings and 10 conference call meetings.

Audit Committee Report. The audit committee oversees the financial reporting process on behalf of the Board of Directors. Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing opinions on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the audit committee has reviewed with management and Deloitte & Touche LLP the company’s audited financial statements for the year ended December 31, 2008 and the reports on the effectiveness of the company’s internal control over financial reporting as of December 31, 2008 contained in the 2008 Annual Report, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also reviewed and discussed with management and Deloitte & Touche LLP the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the 2008 Annual Report.

In addition, the audit committee received written disclosures from Deloitte & Touche LLP that are required by the applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s independence, discussed with Deloitte & Touche LLP the firm’s independence from management and the audit committee and considered the compatibility of non-audit services rendered by Deloitte & Touche LLP on the firm’s independence.

In reliance on the reviews and discussions referred to above, prior to the filing of the company’s 2008 Annual Report with the SEC, the audit committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report.

Audit Committee

Lawrence S. Kaplan (chair)	David J. Hartzell	Sherry A. Kellett

Investment Committee

Our investment committee currently consists of Messrs. Adler, Anderson, Fritsch, Hartzell and Sloan. Mr. Fritsch serves as chair of the investment committee. Pursuant to delegated authority from the Board of Directors, the investment committee oversees the acquisition, development, redevelopment and disposition process. The investment committee, which held seven conference call meetings in 2008, generally meets on call to review new opportunities.

Hedge Policy Committee

Our hedge policy committee currently consists of Messrs. Kaplan and Orr. Pursuant to delegated authority from the Board of Directors, the hedge policy committee establishes policies regarding our interest rate risk management and reviews and approves interest rate hedge contracts. Both members are independent. During 2008, the hedge policy committee held one conference call meeting.

Executive Committee

Our executive committee currently consists of Messrs. Adler, Orr, and Sloan. Mr. Fritsch, as our Chief Executive Officer, serves as an ex-officio member of the committee. The executive committee meets on call by the Chair of the Board of Directors and may exercise all of the powers of the Board of Directors, subject to the limitations imposed by applicable law, the bylaws or the Board of Directors. Each member (other than the Chief Executive Officer) is independent. During 2008, the executive committee held four in-person meetings and eight conference call meetings.

Other Stockholder Information

The Board of Directors, in its role as primary governing body, provides oversight of our affairs and strives to maintain and improve our corporate governance practices. To this end, we have corporate governance guidelines and a code of business conduct and ethics applicable to directors, officers and employees. We also have a separate code of ethics for our chief executive officer and our senior financial officers. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or any waiver from, a provision of these codes of ethics by posting such information on our website.

The Board of Directors has also established a process for interested parties, including employees and stockholders, to communicate directly with our independent directors. Written communications may be addressed to the Chair of the Board of Directors, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. Interested parties may also use the hotline that we have established as part of our code of business conduct and ethics by calling the toll-free number set forth therein.

The audit committee has adopted a process for interested parties, including employees and stockholders, to send communications to the audit committee with concerns or complaints concerning our regulatory compliance, accounting, audit or internal controls issues. Written communications may be addressed to the Chair of the Audit Committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

The “Investor Relations/Governance Documents” section of our website includes online versions of our corporate governance guidelines, code of business conduct and ethics, code of ethics for our Chief Executive Officer and senior financial officers, audit committee charter and compensation and governance committee charter. This information is also available in print to any stockholder upon request by writing Investor Relations, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Stock Ownership Guidelines. Our compensation and governance committee has established the following stock ownership guidelines:

Position	Multiple (in dollars)
Corporate Executive Officers	5x Base Salary
Regional Managers	3x Base Salary
Divisional Vice Presidents and Other Officers	2x Base Salary
Directors	3x Base Annual Retainer

Pursuant to a policy adopted by our Board of Directors effective January 1, 2009, our directors and officers may no longer directly or indirectly engage in any transactions pursuant to which shares of common stock or units of limited partnership interest in Highwoods Realty Limited Partnership, our operating partnership, are held in margin accounts or otherwise pledged to secure personal loans or lines of credit or similar forms of indebtedness without the prior consent of the compensation and governance committee. None of our Named Executive Officers or directors has pledged shares of common stock as collateral. Prior to 2009, Mr. Anderson pledged 460,000 operating partnership units to secure a personal line of credit.

Beneficial Ownership Table. The following table sets forth the beneficial ownership of our common stock as of March 2, 2009 for each person currently serving as a director, each Named Executive Officer (as defined below) and our directors and executive officers as a group. The table also sets forth the beneficial ownership of our common stock as of December 31, 2008 for each person or group known to us to be holding more than 5% of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of All Shares (1)
O. Temple Sloan, Jr.	277,251	*
Edward J. Fritsch	881,748	1.4%
Michael E. Harris	218,153	*
Terry L. Stevens	159,294	*
Gene H. Anderson	940,431	1.5%
Jeffrey D. Miller	54,323	*
Thomas W. Adler	65,839	*
David J. Hartzell	2,343	*
Lawrence S. Kaplan	29,094	*
Sherry A. Kellett	15,554	*
L. Glenn Orr, Jr.	23,514	*
FMR LLC (2)	8,709,139	13.7%
ING Clarion Real Estate Securities, L.P. (3)	4,869,858	7.7%
Stichting Pensioenfonds ABP (4)	3,475,263	5.5%
The Vanguard Group, Inc. (5)	5,274,388	8.3%
All executive officers and directors as a group (12 persons)	2,747,590	4.2%

*	Less than 1%
(1)	The total number of shares outstanding used in calculating this percentage assumes that no operating partnership units or stock options held by other persons are exchanged for shares of common stock.
(2)

FMR LLC is located at 82 Devonshire Street, Boston, MA 02109. FMR LLC is the parent holding company of Fidelity Management & Research Company, Real Estate Investment Portfolio, FIL Limited, Pyramis Global Advisors Trust Company and Pyramis Global Advisors, LLC, which are investment advisers for a variety of segregated Fidelity mutual funds and indices. According to Schedule 13G filed with the SEC, the reporting persons are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other entities within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act. Therefore, they are of the view that the shares held by the other entities need not be aggregated for purposes of Section 13(d).

(3)	ING Clarion Real Estate Securities, L.P. is located at 201 King of Prussia Rd. Suite 600, Radnor, PA 19087. Information obtained from Schedule 13G filed with the SEC.
(4)	Stichting Pensioenfonds ABP is located at Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Netherlands. Information obtained from Schedule 13G filed with the SEC.
(5)	The Vanguard Group, Inc. is located at 100 Vanguard, Blvd., Malvern, PA 19355. Information obtained from Schedule 13G filed with the SEC.

Equity Compensation Plans. The table set forth below provides information as of December 31, 2008 with respect to shares of common stock that may be issued under our existing equity compensation plans. See “Proposal Three” for information regarding our equity compensation plans as of March 2, 2009.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Stockholders (2)	1,489,250	$28.74	773,532
Equity Compensation Plans Not Approved by Stockholders (3)	--	--	88,299

(1)	Excluding securities reflected in the column entitled “Number of Securities to be Issued upon Exercise of Outstanding Options.”
(2)

Consists of our Amended and Restated 1994 Stock Option Plan under which the compensation and governance committee has granted stock options and restricted stock to our employees, officers and directors. As of March 2, 2009, there were 179,461 securities available for future issuance under this plan. See Proposal Three for a proposal to approve our 2009 long-term equity incentive plan.

(3)	Consists of our employee stock purchase plan, under which all employees may contribute a portion of their compensation to acquire shares of our common stock at a 15% discount.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and executive officer is required to file with the SEC, by a specified date, reports regarding his or her transactions involving our common stock. To our knowledge, based solely on the information furnished to us and written representations that no other reports were required, our current directors and executive officers complied with all such filing requirements during 2008, except that Mr. Adler reported an exercise of stock options one day later than the specified date.

Related Person Transactions

In May 2008, we agreed to lease office space to a family business controlled by Mr. Sloan for total over-the-term base rent of $850,000. Both parties were represented by licensed real estate brokers. We believe the terms and conditions of the lease were comparable to terms and conditions then prevailing in the competitive marketplace.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following is a discussion and analysis of the compensation of our principal executive officer, our principal financial officer and the next three most highly compensated executive officers during 2008, which we collectively refer to as the “Named Executive Officers”:

Edward J. Fritsch	President and Chief Executive Officer
Michael E. Harris	Executive Vice President and Chief Operating Officer
Terry L. Stevens	Senior Vice President and Chief Financial Officer
Gene H. Anderson	Senior Vice President
Jeffrey D. Miller	Vice President, General Counsel and Secretary

Compensation Decision-Making. Our compensation and governance committee generally sets our compensation philosophy with respect to all of our officers, including Named Executive Officers. For additional information about our compensation and governance committee, see “Corporate Governance—Compensation and Governance Committee.” Actual compensation decisions with respect to Mr. Fritsch are made solely by the committee generally at the beginning of each year. Actual compensation decisions with respect to our other Named Executive Officers are made by the committee generally at the beginning of each year after receiving input from Mr. Fritsch. In 2009, grants of awards to directors and executive officers under our long-term equity incentive plan were also pre-approved by the full Board based on the recommendations of the compensation and governance committee.

Our current executive compensation program is based upon extensive input from Mercer Human Resource Consulting, which the compensation and governance committee retained in 1999, 2004 and 2007 to review our existing compensation philosophy and suggest design changes based on recent trends and developments impacting executive officer compensation and its best practices knowledge.

Compensation expense recorded by us in accordance with FAS 123R with respect to equity incentive awards granted prior to 2008 generally were not considered in setting compensation elements for 2008.

Other than Mr. Harris, none of our Named Executive Officers has an employment agreement with us. We entered into a three-year employment contract with Mr. Harris on July 1, 2004. The contract is thereafter extended automatically for additional three-year periods unless we give notice to Mr. Harris during the 60-day period ending one year prior to expiration of the contract. Mr. Harris may terminate the contract at any time upon 30 days’ prior written notice to us. The contract provides for a minimum annual base salary of $305,000 for Mr. Harris, which may be increased by the committee.

We have change in control contracts with each of Messrs. Fritsch, Harris, Stevens, Anderson and Miller that provide for payments and benefits to such officers upon an actual or constructive termination within 36 months from the date of a change in control. For additional information about these arrangements, see “Change in Control Arrangements” in this Compensation Discussion and Analysis and “—Post-Employment Compensation.”

Section 162(m) of the Internal Revenue Code generally denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Option grants and certain other awards are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. The committee believes that a substantial portion of compensation earned under our compensation program would be exempted from the $1 million deduction limitation. The committee’s intention is to qualify, to the extent reasonable, a substantial portion of each executive officer’s compensation for deductibility under applicable tax laws.

Compensation Objectives and Components. Compensation for our officers, including Named Executive Officers, is based largely on the following principles:

•	variable compensation is a significant part of compensation with the percentage at-risk increasing at higher levels of responsibility;
•

employee stock ownership aligns the interests of officers and stockholders and results in officers sharing financially in the successes and shortcomings of our company based in part upon their position responsibility, overall impact and assessed contribution;

•	performance-based compensation focuses officers on strategic business objectives and aligns pay with performance through performance-leveraged incentive opportunities;
•	compensation must be competitive with that offered by other companies that compete with us to attract and retain the best possible executive talent; and
•	differences in executive compensation should reflect differing levels of responsibility and performance within our organization.

A key factor in determining levels of compensation is the pay practices of publicly-traded office REITs with comparable revenues. Our peer group consists of the following publicly-traded office REITs:

•	Brandywine Realty Trust;
•	Corporate Office Properties Trust;
•	Duke Realty Corp.;
•	Kilroy Realty Corp.;
•	Liberty Property Trust;
•	Mack-Cali Realty Corp.; and
•	Parkway Properties, Inc.

Publicly-available data from the peer group was considered in determining the proportions of base salary, bonuses, annual non-equity incentive compensation and equity incentive compensation, as well as targeted total compensation. The data from our peer group is adjusted to take into account differences in market capitalization between the peer group companies and our company. Overall compensation is intended to be at, above or below competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.

Base Salary. Base salaries for all of our employees are determined by position, which takes into consideration the scope of job responsibilities and competitive market compensation paid by other companies for similar positions. Base salaries are also driven by market competition to attract and retain high quality employees. Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain high-quality professionals while controlling the annual growth of our general and administrative expenses. Under guidelines established by our compensation and governance committee, the target for total cash compensation of Named Executive Officers is approximately the 50th percentile compared to our peer group.

In April 2008, the base salaries for Named Executive Officers were increased by a nominal adjustment. These increases were similar to the average increases for all of our employees. In determining to increase base salaries, the compensation and governance committee considered, among other things, individual employee merit, our planned operating budget for 2008, cost of living increases in our various divisional markets and publicly-available data regarding the pay practices of our peer group and similarly situated public companies in our geographic region.

The compensation and governance committee has approved management’s recommendation that officer base salaries not be increased for 2009.

Annual Non-Equity Incentive Program. In 2008, all of our officers, including Named Executive Officers, participated in our annual non-equity incentive program pursuant to which they were eligible to earn cash payments (which were paid in March 2009) based on a percentage of their annual base salary in effect for December 2008. Under this component of our executive compensation program, officers are eligible to earn additional cash compensation to the extent specific performance-based metrics are achieved during the most recently completed year. The position held by each officer has a target annual incentive percentage. For 2008, the target annual incentive percentage was 130% for Mr. Fritsch, 95% for Mr. Harris, 90% for Mr. Stevens, 75% for Mr. Miller and 20% for Mr. Anderson. In addition to considering the pay practices of our peer group in determining each officer’s annual incentive percentage, the committee also considers the individual officer’s ability to influence our overall performance. The more senior the position within the company, the greater the portion of compensation that varies with performance.

The amount an officer may earn under the annual non-equity incentive compensation program is the product of the target annual incentive percentage times an “actual performance factor,” which can range from zero to 200%. The actual performance factor depends upon the relationship between actual performance in specific areas at each of our divisions and predetermined goals. For Named Executive Officers, who served as corporate executives during 2008, the actual performance factor was based on the goals and criteria applied to our performance as a whole. Participants in our annual non-equity incentive program receive quarterly statements throughout the year that illustrate our forecasted performance under the varying criteria, which we believe is an important tool in keeping our employees focused on achieving our strategic goals.

The components and weighting of each year’s metrics, which are set by the compensation and governance committee prior to or near the beginning of each year as part of our budgeting and strategic planning process, are intended to closely match our company’s overall operating and financial goals and provide our officers with direct “line of sight” to focus their individual efforts to the achievement of the metrics. The performance criteria for officers during 2008, which were equally weighted, were the following:

•	growth in core funds from operations (“FFO”);
•	net operating income relative to budget;
•	cash available for distribution (“CAD”) payout ratio; and
•	average occupancy rates relative to budgeted rates.

The compensation and governance committee set threshold, target and maximum levels with respect to each of the factors. The following table sets forth information about the metrics and actual performance factors under our annual non-equity incentive program for 2008:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)
Core FFO Growth	Projected Threshold Increase over Prior Year	Projected Target Increase over Prior Year	Projected Maximum Increase over Prior Year
Net Operating Income	Greater of 97% of Budgeted Net Operating Income or Year-Over-Year Growth in Actual Net Operating Income of at Least 3%	Greater of 101.5% of Budgeted Net Operating Income or Year-Over-Year Growth in Actual Net Income of at Least 5%	105% of Budgeted Net Operating Income
CAD Payout Ratio	99.9%	Projected Target Decrease below Threshold Ratio	Projected Maximum Decrease below Threshold Ratio
Average Occupancy	99.7% of Budgeted Average Occupancy	100.2% of Budgeted Average Occupancy	100.9% of Budgeted Average Occupancy

If the threshold level is not satisfied with respect to a particular factor, the actual performance factor would be zero with respect to that factor. If performance exceeds the threshold level but does not satisfy the target level, the actual performance factor would range on a sliding scale between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the actual performance factor would range on a sliding scale between 100% and 200% with respect to that factor. The performance factor used to determine the amount an executive could earn in 2008 under the annual non-equity incentive program was the weighted average of the four factors. Notwithstanding the formulas described above, our compensation and governance committee has retained the discretion and flexibility to increase or decrease the actual performance factor with respect to any particular year and/or any particular officer to more appropriately reflect, in the committee’s sole judgment, actual performance, market conditions, unanticipated circumstances and other factors. The compensation and governance committee did not exercise its right to modify the actual performance factor for any of the Named Executive Officers in 2008. For 2008, the actual performance factor under the non-equity incentive program was 168% for each of the Named Executive Officers.

The performance criteria for officers during 2009, which are equally weighted, are the following:

•

reported FFO excluding any gains or impairments associated with depreciable properties or joint venture interests and any unusual charges or credits that may occur and excluding the impact of financing activities and building dispositions closed in 2009;

•	net operating income relative to budget; and
•	average occupancy rates relative to budgeted rates.

The compensation and governance committee has set threshold, target and maximum levels with respect to each of the factors. The following table sets forth information about the metrics and actual performance factors under our annual non-equity incentive program for 2009:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)
Reported FFO	97% of Budgeted Reported FFO	100% of Budgeted Reported FFO	103% of Budgeted Reported FFO
Net Operating Income	97% of Budgeted Net Operating Income	100% of Budgeted Net Operating Income	104% of Budgeted Net Operating Income
Average Occupancy	99% of Budgeted Average Occupancy	100% of Budgeted Average Occupancy	101% of Budgeted Average Occupancy

We generally believe that the estimated probability of achievement of the threshold levels is 80%, the estimated probability of achievement of the target levels is 60% and the estimated probability of achievement of the maximum levels is 20%.

Equity Incentive Compensation—Overview. Our officers, including our Named Executive Officers, are eligible to receive equity incentive compensation that promotes our long-term success by aligning their interests with the interests of our stockholders. The equity incentive awards provide the executive officers with an ownership interest in our company and a direct and demonstrable stake in our success to the extent of their position, responsibility, overall impact and assessed contribution. We have adopted stock ownership guidelines for all of our officers. For additional information, see “Corporate Governance – Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Our compensation and governance committee authorizes a mix of stock options and restricted stock awards to Named Executive Officers valued at amounts generally ranging in the aggregate from 85% to 295% of their annual base salary depending upon position within our company. For the past eight years, such percentage amount has generally remained constant at 295% for our Chief Executive Officer, 180% for our Chief Operating Officer, Chief Financial Officer and General Counsel and 75-100% for our regional Senior Vice Presidents. Such awards are generally issued on or about March 1 of each year. For the grant date fair value of such awards in 2008 calculated in accordance with FAS 123(R), see the “Grant Date Fair Value of Stock and Option Awards” column in the table under “—Grants of Plan-Based Awards in 2008.” Dividends received on restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock.

Equity Incentive Compensation—Stock Options. The compensation and governance committee believes that stock option awards are an important and useful component of our equity incentive compensation program. Like restricted stock, stock options offer the potential to realize additional compensation in the future upon increases in the price of our common stock. Stock options differ from restricted stock in several key areas. First, the receipt of stock options is generally not taxable to holders until exercise, at which time there is typically cash available to the holder as a result of the sale of shares acquired upon exercise to pay the tax. Second, stock option exercises generally have a positive impact on our cash flows from financing activities. Third, holders of stock options, unlike restricted stock, are not entitled to receive dividends. Stock options issued in 2008 and 2009, which expire after seven years, vest ratably on an annual basis over four years. If an officer dies or becomes permanently disabled, except as provided under our retirement plan, unexercised stock options generally are forfeited within six months. If an officer otherwise leaves our employ for any reason other than for cause, except as provided under our retirement plan, unexercised stock options generally are forfeited three months after termination of employment. If an officer’s employment is terminated for cause, unexercised stock options are forfeited upon termination of employment.

Equity Incentive Compensation—Time-Based Restricted Stock. The compensation and governance committee believes that the issuance of time-based restricted stock is an important retention device and serves to deter our officers from seeking other employment opportunities. Time-based restricted stock issued in 2008 and 2009 vest ratably on an annual basis over a four-year term. If an officer leaves our employ at any time before the fourth anniversary of the date of grant, unvested shares generally are forfeited except as otherwise provided under our retirement plan.

Equity Incentive Compensation—Total Return-Based Restricted Stock. The compensation and governance committee believes the issuance of total return-based restricted stock directly aligns the interests of our officers with stockholder interests. One of our principal goals is to provide our stockholders with attractive risk-adjusted returns on their investment through the consistent payment of quarterly dividends and stock price appreciation. Total return is defined as the sum of stock price appreciation plus reinvested dividends over the stock value at the beginning of the applicable period.

Shares of total return-based restricted stock issued in 2008 and 2009 will generally vest only to the extent our absolute total return for the applicable three-year period ended December 31st is at least 22%. Accordingly, if our absolute total return is not at least 22%, all of the total return-based restricted stock will be forfeited at the end of the period, except as otherwise described below. If our absolute total return ranges between 22% and 44%, the percentage of total return-based restricted stock that vests will range between 50% and 100%. If our absolute total return ranges between 44% and 88%, all of the total-return based restricted stock will vest and we will issue an amount of additional shares up to 150% of the original total return-based restricted stock award. These additional shares, if any, would be fully vested when issued. Notwithstanding the foregoing, if our total return is not at least 22% but our total return index exceeds 100% of the peer group index, then 50% of the total return-based restricted stock will vest at the end of the applicable period. If an officer leaves our employ at any time before the end of the three-year cycle, all of the total return-based restricted stock generally will be forfeited except as provided under our retirement plan.

Equity Incentive Compensation—Performance-Based Restricted Stock. The compensation and governance committee believes the issuance of performance-based restricted stock from time to time is an important motivational tool designed to reward our officers with additional equity incentive compensation to the extent specific performance-based metrics are achieved over a longer time horizon than under our annual non-equity incentive plan. The components and weighting of the metrics for the grants of performance-based restricted stock in 2008 were intended to closely match the goals of our strategic planning process.

The company-wide performance criteria for performance-based restricted stock issued during 2008, which are equally weighted, are the following financial and operating measures for the three-year period ended December 31, 2010:

•	cumulative three-year FFO per diluted share (adjusted to eliminate unusual debits and credits in the discretion of the compensation and governance committee);
•	cumulative three-year free cash flow; and
•	cumulative three-year investment activity, which includes development, disposition, acquisition, redevelopment and joint venture activity.

At the beginning of 2008, the compensation and governance committee set the following threshold, target and maximum levels with respect to each of the factors:

Factor	Threshold (50%)	Target (100%)	Maximum (150%)
Cumulative Three-Year FFO Per Share	97.6% of internal strategic goal	100.0% of internal strategic goal	103.0% of internal strategic goal
Cumulative Three-Year Free Cash Flow	71.4% of internal strategic goal	100.0% of internal strategic goal	142.9% of internal strategic goal
Cumulative Three-Year Investment Activity	66.7% of internal strategic goal	100.0% of internal strategic goal	133.3% of internal strategic goal

For grants of performance-based restricted stock, we believe that the estimated probability of achievement of the threshold levels is 80%, estimated probability of achievement of the target levels is 60% and estimated probability of achievement of the maximum levels is 20%. If the threshold level is not satisfied as of December 31, 2010 with respect to a particular factor, the vesting percentage would be zero with respect to that factor. If performance is between the threshold level and the target level, the vesting percentage would range on a sliding scale between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the vesting percentage would range on a sliding scale between 100% and 150% with respect to that factor. The number of shares of performance-based restricted stock that vests at December 31, 2010 will be based on the overall average of these vesting percentages. Unvested shares of performance-based restricted stock would be forfeited at December 31, 2010. We will issue an amount of additional shares up to 50% of the original total performance-based restricted stock award to the extent the overall average of the vesting percentages exceeds 100%. These additional shares, if any, would be fully vested when issued. If an officer leaves our employ at any time before the end of the three-year cycle, all of the performance-based restricted stock issued in 2008 generally will be forfeited except as otherwise provided under our retirement plan.

Officers receive quarterly statements throughout the three-year period that specifically illustrate our to-date and forecasted performance under the varying criteria. We believe this is an important tool in keeping our officers focused on attaining the higher levels of the criteria and delivering tangible and concrete results that create sustainable long-term stockholder value.

In lieu of granting performance-based restricted stock in 2009, the compensation and governance committee authorized the granting of additional total return-based restricted stock, which the committee believes more directly aligns the interests of officers with the interests of our stockholders.

Employee Benefits and Perquisites. Each officer receives the same company-wide benefits as are generally available to all other salaried employees, such as short- and long-term disability insurance, basic life insurance and eligibility for supplemental health and life insurance, access to flexible health care reimbursement accounts and 401(k) matching. Officers participate in the same company-wide health insurance program, except that we pay an officer’s family premium. Additionally, officers are entitled to receive additional annual perquisites not widely available to all salaried employees, typically items such as a car allowance and, subject to limitations, reimbursement for personal financial consulting services and the costs of a physical exam not otherwise covered by our health insurance. We also reimbursed Mr. Fritsch on a tax grossed-up basis for additional life insurance coverage during 2008. Officers may also elect to defer a portion of their base salary and/or annual bonus under our non-qualified deferred compensation plan.

Change in Control Arrangements. We have change in control agreements with Messrs. Fritsch, Harris, Stevens, Miller and Anderson that provide benefits to such officers in the event of actual or constructive termination of employment within a three-year period after a change in control involving our company. Our compensation and governance committee believes the benefits payable upon a termination of employment following a change in control are reasonable relative to similar arrangements involving executive officers of our peer companies and are important to ensure the retention and focus of key employees in the event our Board determines that pursuing a potential change in control is in our stockholders’ best interest.

Retirement Plan. We have a retirement plan applicable to all employees who, at the time of retirement, have at least 30 years of continuous qualified service or are at least 55 years old and have at least 10 years of continuous qualified service. Subject to one-year advance written notice and execution of a non-compete agreement with us, eligible retirees would be entitled to receive a pro rata amount of the annual non-equity incentive compensation earned during the year of retirement. Stock options and time-based restricted stock granted to such eligible retiree during his or her employment would be non-forfeitable and vest according to the terms of their original grants. Eligible retirees would also be entitled to retain any performance-based and total return-based restricted stock originally granted to such eligible retiree during his or her employment that subsequently vests after the retirement date according to the terms of their original grants. The benefits of the retirement plan apply only to restricted stock and stock option grants beginning in 2006 and are being phased in 25% on March 1, 2006 and 25% on each anniversary thereof. Grants made prior to 2006 are unaffected. Messrs. Anderson and Harris are currently eligible to receive benefits under this plan in the event of retirement.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Named Executive Officers:

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Nonqualified Deferred Compensation Earnings	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Edward J. Fritsch	2008	$536,510	—	$2,048,603	$312,580	$617	$1,179,994	$679,741	$4,758,045
President and CEO	2007	$476,146	—	$1,680,903	$273,669	$581	$877,859	$655,532	$3,964,690
	2006	$428,313	$135,000	$678,333	$216,471	$550	$543,339	$199,576	$2,201,582

Michael E. Harris	2008	$357,673	—	$1,057,816	$190,868	$762	$574,869	$145,044	$2,327,032
Executive Vice	2007	$340,091	$50,000	$857,016	$165,332	$1,042	$427,675	$145,408	$1,986,564
President and COO	2006	$323,750	$60,600	$394,390	$124,809	$1,184	$330,486	$107,458	$1,342,677

Terry L. Stevens	2008	$337,235	—	$378,008	$114,936	$1,180	$513,492	$86,234	$1,431,085
Senior Vice President	2007	$291,679	—	$336,083	$95,811	$1,112	$382,013	$74,720	$1,181,418
and CFO	2006	$256,394	—	$310,386	$71,313	$1,053	$209,737	$65,973	$914,856

Gene H. Anderson	2008	$255,481	—	$427,205	$77,020	$1,812	$86,446	$82,063	$930,027
Senior Vice President	2007	$247,584	—	$352,744	$69,085	$2,461	$158,071	$70,237	$900,182
	2006	$238,831	$27,000	$176,317	$54,640	$2,930	$185,628	$53,134	$738,480
Jeffrey D. Miller Vice President, General Counsel and Secretary	2008	$256,758	—	$175,832	$42,023	—	$325,796	$59,118	$859,527

___________________________

(1)

Consists of compensation expense recorded by us in accordance with FAS 123(R) with respect to all outstanding restricted stock, including restricted stock granted in prior periods. For information regarding our assumptions in the valuation of outstanding restricted stock and restricted stock forfeitures, see Note 6 to the Consolidated Financial Statements in our 2008 Annual Report. For additional information, including the grant date fair value of restricted stock granted in 2008, see “—Grants of Plan-Based Awards.”

(2)

Consists of compensation expense recorded by us in accordance with FAS 123(R) with respect to all outstanding stock options, including stock options granted in prior periods. For information regarding our assumptions in the valuation of outstanding stock options and stock option forfeitures, see Note 6 to the Consolidated Financial Statements in our 2008 Annual Report. For additional information, including the grant date fair value of stock options granted in 2008, see “—Grants of Plan-Based Awards.”

(3)	Consists of cash amounts earned under our annual non-equity incentive program. All such cash payouts earned under these programs in a given year were paid in the following year.
(4)

Consists of amounts contributed by us under the Salary Deferral and Profit Sharing Plan and other perquisites as described under “Compensation Discussion and Analysis – Employee Benefits and Perquisites.” For 2008, such amount also includes dividends received on outstanding restricted stock, which consisted of $312,276 for Mr. Fritsch, $115,940 for Mr. Harris, $62,276 for Mr. Stevens, $47,712 for Mr. Anderson and $29,299 for Mr. Miller. For 2007, such amount also includes dividends received on outstanding restricted stock, which consisted of $290,867 for Mr. Fritsch, $113,006 for Mr. Harris, $53,714 for Mr. Stevens and $48,907 for Mr. Anderson. For 2006, such amount also includes dividends received on outstanding restricted stock, which consisted of $148,904 for Mr. Fritsch, $65,461 for Mr. Harris, $43,801 for Mr. Stevens and $32,028 for Mr. Anderson. For Mr. Fritsch, such amount also includes $323,492 for life insurance premiums, $13,422 for personal and business use of a vehicle and $13,141 in financial consulting services in 2008, $323,492 for life insurance premiums, $12,745 for personal and business use of a vehicle and $12,075 in financial consulting services in 2007, and $13,862 for life insurance premiums and $11,360 for personal and business use of a vehicle in 2006. For Mr. Harris, such amount also includes $13,795 for club memberships not used exclusively for business entertainment purposes in 2006. For Mr. Anderson, such amount also includes $12,236 for financial consulting services in 2008.

Grants of Plan-Based Awards in 2008

The table below sets forth information with respect to plan-based awards granted in 2008 to the Named Executive Officers. The grant date for all equity incentive plan awards was March 3, 2008.

Name and Type of Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Per Share Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward J. Fritsch
Annual Non-Equity Incentive	$351,488	$702,975	$1,405,950
Performance-Based Restricted Stock				5,302	10,603	15,904				$319,999
Total Return-Based Restricted Stock				5,302	10,603	26,508				$319,999
Time-Based Restricted Stock							21,206			$639,997
Stock Options								100,328	$29.48	$319,043

Michael E. Harris
Annual Non-Equity Incentive	$171,238	$342,475	$684,950
Performance-Based Restricted Stock				2,157	4,313	6,469				$130,166
Total Return-Based Restricted Stock				2,157	4,313	10,783				$130,166
Time-Based Restricted Stock							8,626			$260,333
Stock Options								40,811	$29.48	$129,779

Terry L. Stevens
Annual Non-Equity Incentive	$152,955	$305,910	$611,820
Performance-Based Restricted Stock				2,034	4,067	6,100				$122,742
Total Return-Based Restricted Stock				2,034	4,067	10,168				$122,742
Time-Based Restricted Stock							8,133			$245,454
Stock Options								38,479	$29.48	$122,363

Gene H. Anderson
Annual Non-Equity Incentive	$25,750	$51,500	$103,000
Performance-Based Restricted Stock				856	1,712	2,568				$51,668
Total Return-Based Restricted Stock				856	1,712	4,280				$51,668
Time-Based Restricted Stock							3,423			$103,306
Stock Options								16,195	$29.48	$51,500

Jeffrey D. Miller
Annual Non-Equity Incentive	$97,046	$194,091	$388,182
Performance-Based Restricted Stock				1,548	3,096	4,644				$93,437
Total Return-Based Restricted Stock				1,548	3,096	7,740				$93,437
Time-Based Restricted Stock							6,193			$186,905
Stock Options								29,298	$29.48	$93,168

_______________

(1)

The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns reflect the threshold, target and maximum cash amounts that our Named Executive Officers were eligible to earn in 2008 under our annual non-equity incentive program. The “Non-Equity Incentive Plan Compensation” column in the table under “—Summary Compensation” includes actual cash amounts earned under these plans by our Named Executive Officers for 2008.

(2)

The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns reflect the number of shares of performance-based restricted stock and total return-based restricted stock that will vest in the future assuming threshold, target and maximum levels are satisfied. The number of shares of restricted stock set forth in the target column reflects the actual number of shares of restricted stock granted to such Named Executive Officer in 2008. None of the restricted stock granted in 2008 had vested as of December 31, 2008.

(3)

Reflects the fair value of each applicable grant of stock options and restricted stock, in accordance with FAS 123(R). For a description of our accounting policies and information regarding the calculation of the fair value of awards of stock options, total return-based restricted stock and time-based restricted stock, see Note 6 to our Consolidated Financial Statements included in our 2008 Annual Report. For determining the fair value of awards of performance-based restricted stock, we have assumed that target levels of performance will be achieved.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by the Named Executive Officers as of December 31, 2008, which is based on our year-end stock price of $27.36 per share:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Edward J. Fritsch	89,316		$24.99	2/28/11
Edward J. Fritsch	48,570		$21.01	2/28/13
Edward J. Fritsch	85,888		$26.15	2/28/14
Edward J. Fritsch (3)	146,667	48,888	$26.27	2/29/12
Edward J. Fritsch (4)	36,433	36,432	$32.37	2/28/13
Edward J. Fritsch (5)	10,408	31,225	$42.03	3/01/14
Edward J. Fritsch (6)		100,328	$29.48	3/02/15
Edward J. Fritsch					131,655	$3,602,081	32,960	$901,786

Michael E. Harris (3)		22,548	$26.27	2/29/12
Michael E. Harris (4)	16,803	16,803	$32.37	2/28/13
Michael E. Harris (5)	4,800	14,402	$42.03	3/01/14
Michael E. Harris (6)		40,811	$29.48	3/02/15
Michael E. Harris					45,187	$1,236,316	14,048	$384,353

Terry L. Stevens (3)		17,857	$26.27	2/29/12
Terry L. Stevens (4)	13,308	13,306	$32.37	2/28/13
Terry L. Stevens (5)	3,801	11,405	$42.03	3/01/14
Terry L. Stevens (6)		38,479	$29.48	3/02/15
Terry L. Stevens					20,227	$553,411	12,428	$340,030

Gene H. Anderson	34,417		$26.15	2/28/14
Gene H. Anderson (3)	27,723	9,241	$26.27	2/29/12
Gene H. Anderson (4)	6,887	6,886	$32.37	2/28/13
Gene H. Anderson (5)	1,971	5,915	$42.03	3/01/14
Gene H. Anderson (6)		16,195	$29.48	3/02/15
Gene H. Anderson					18,409	$503,670	5,650	$154,584

Jeffrey D. Miller (5)	3,701	11,103	$41.08	3/23/14
Jeffrey D. Miller (6)		29,298	$29.48	3/02/15
Jeffrey D. Miller					9,480	$259,373	10,576	$289,359

________________

(1)	Consists of time-based restricted stock.
(2)	Consists of performance-based restricted stock and total return-based restricted stock.
(3)	Such stock options were issued in March 2005. All remaining unexercisable stock options became exercisable on March 1, 2009.
(4)	Such stock options were issued in March 2006 and vest ratably on an annual basis over a four-year term.
(5)	Such stock options were issued in March 2007 and vest ratably on an annual basis over a four-year term.
(6)	Such stock options were issued in March 2008 and vest ratably on an annual basis over a four-year term.

Option Exercises and Stock Vested in 2008

The following table sets forth information with respect to the exercise of stock options and vesting of restricted stock by the Named Executive Officers during 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Edward J. Fritsch	123,144	$2,153,384	66,393	$1,816,512
Michael E. Harris	145,712	$1,692,033	28,979	$792,865
Terry L. Stevens	62,468	$654,953	13,070	$357,595
Gene H. Anderson	136,630	$1,746,643	13,073	$357,677
Jeffrey D. Miller	—	—	1,096	$29,987

Nonqualified Deferred Compensation in 2008

In 2008, each Named Executive Officer could elect to defer all or a portion of his base salary, bonus and/or amounts paid under our annual non-equity incentive plan, which is then invested in unrelated mutual funds under our non-qualified deferred compensation plan. The investment options under the deferred compensation plan are identical to the investment options available to all employees under our Salary Deferral and Profit Sharing Plan, except that the funds remain assets of our company until payout. Payout elections, which are made at the discretion of each participant, must be made during or prior to the year in which the deferral occurs, as required by applicable income tax regulations. None of the Named Executive Officers received any payouts during 2008.

Prior to January 1, 2006, executive officers and directors also could elect to defer cash compensation for investment in units of phantom stock. At the end of each calendar quarter, any executive officer and director who deferred compensation into phantom stock was credited with units of phantom stock at a 15% discount. Dividends on the phantom stock are assumed to be issued in additional units of phantom stock at a 15% discount.

The following table sets forth information with respect to nonqualified deferred compensation of the Named Executive Officers during 2008:

Name	Aggregate Balance at December 31, 2007	Executive Contributions (1)	Aggregate Earnings (2)	Aggregate Balance at December 31, 2008
Edward J. Fritsch	$1,181,518	$1,190,130	$(692,061)	$1,679,587
Michael E. Harris	$211,625	$100,699	$(95,817)	$216,506
Terry L. Stevens	$342,345	—	$(74,155)	$268,190
Gene H. Anderson	$395,956	$93,991	$(85,873)	$404,074
Jeffrey D. Miller	—	—	—	—

__________

(1)	Such amounts consist of earnings in 2008 that are also reported under “—Summary Compensation Table.”
(2)

Consists of changes in the value of deferrals invested in unrelated mutual funds and units of phantom stock and includes the value attributable to the assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend. The value attributable to the assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend is also reflected in the “Nonqualified Deferred Compensation Earnings” column under “—Summary Compensation Table.”

Post-Employment Compensation

Post-Employment Benefits for Mr. Harris. Our employment contract with Mr. Harris restricts him from competing with us during employment and, except in certain circumstances, for a one-year period after termination of employment. His employment contract provides for, among other things, severance payments in the event of termination by us without cause or termination by Mr. Harris for good reason equal to his base salary then in effect for the greater of one year from the date of termination or the remaining term of the contract. The following scenarios assume the employment of Mr. Harris had been terminated as of December 31, 2008. In the event of his death, in addition to the benefits payable under his term life insurance policy, the estate of Mr. Harris would have been entitled to receive a cash payment of $604,911, all of his unvested time-based restricted stock would have vested immediately, a pro rata portion of his total return-based restricted stock and performance-based restricted stock as of the date of his death would have been non-forfeitable and continue to vest according to the terms of their original grants and his stock options exercisable as of December 31, 2008 would have continued to be exercisable for a six-month period thereafter. In the event of his disability, Mr. Harris would have been entitled to receive a cash payment of $180,250, all of his unvested restricted stock would have been non-forfeitable and would have continued to vest according to the terms of their original grants and stock options exercisable as of December 31, 2008 would have continued to be exercisable for a six-month period thereafter. In the event of termination by us without cause or by him with good reason, Mr. Harris would have been entitled to receive a cash payment of $935,369, continuing benefits valued at $12,516 and all of his unvested restricted stock and outstanding stock options, whether or not then exercisable, would have been non-forfeitable and would have vested automatically. In the event of termination by Mr. Harris without good reason, Mr. Harris would have been entitled to receive a cash payment of $30,042, continuing benefits valued at $1,043 and his stock options exercisable as of December 31, 2008 would have continued to be exercisable for a three-month period thereafter. For information regarding his outstanding restricted stock and stock options as of December 31, 2008, see “—Outstanding Equity Awards at 2008 Fiscal Year-End.”

Post-Employment Benefits for Messrs. Fritsch, Stevens, Anderson and Miller. Under the terms of the applicable equity awards, in the event the employment of any of Messrs. Fritsch, Stevens, Anderson or Miller had been terminated as of December 31, 2008 due to their death, in addition to the benefits payable under their term life insurance policy, all of their unvested time-based restricted stock would have vested immediately, all of their total return-based restricted stock and performance-based restricted stock would have been non-forfeitable and continue to vest according to the terms of their original grants and their stock options exercisable as of December 31, 2008 would have continued to be exercisable for a six-month period thereafter. In the event the employment of any of Messrs. Fritsch, Stevens, Anderson or Miller had been terminated as of December 31, 2008 due to their disability, all of their unvested restricted stock would have been non-forfeitable and continue to vest according to the terms of their original grants and stock options exercisable as of December 31, 2008 would have continued to be exercisable for a six-month period thereafter. For information regarding outstanding restricted stock and stock options as of December 31, 2008, see “—Outstanding Equity Awards at 2008 Fiscal Year-End.”

Benefits Upon a Change in Control. We have change in control agreements with each of Messrs. Fritsch, Harris, Stevens, Anderson and Miller that provide benefits to such officers in the event of certain voluntary or involuntary actual or constructive termination of employment within a three-year period after a change in control involving our company. The agreements generally provide that, if within 36 months from the date of a change in control, the employment of the executive officer is terminated without cause, including a voluntary termination because such executive officer’s responsibilities are changed, salary is reduced or responsibilities are diminished or because of a voluntary termination for any reason in months 13, 14 or 15 following the change in control, such executive officer will be entitled to receive 2.99 times a base amount. An executive’s base amount for these purposes is equal to 12 times the highest monthly salary paid to the executive during the 12-month period ending prior to the change in control plus the greater of (1) the average amount earned under our annual non-equity incentive program for the preceding three years or (2) the amount earned under such program during the most recently completed fiscal year. Each executive officer would also be entitled upon any such termination to receive an additional stay bonus otherwise payable on the first anniversary of the change in control in an amount equal the base amount referred to in the preceding sentence. In the event of a change in control, Messrs. Fritsch, Harris, Stevens, Anderson and Miller are each also entitled to receive a gross-up payment to pay for any applicable excise taxes on excess parachute payments, whether or not their employment is terminated. As of April 13, 2009, the expiration date of the change in control agreements will be April 13, 2012. The expiration dates of the change in control agreements are automatically extended for one additional year on each anniversary date unless we give notice at least 60 days prior to such anniversary date that the term will not be extended.

For purposes of these arrangements, “change in control” generally means any of the following events:

•	the acquisition by a third party of 20% or more of our then-outstanding common stock;
•

the individuals who currently constitute the Board of Directors (or individuals who subsequently become directors whose elections or nominations were approved by at least a majority of the directors currently constituting the Board of Directors) cease for any reason to constitute a majority of the Board of Directors;

•	approval by our stockholders of a reorganization, merger or consolidation in which we are not the surviving entity; or
•	approval by our stockholders of a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

The table set forth below describes the benefits Messrs. Fritsch, Harris, Stevens, Anderson and Miller would have each received under our change in control agreements assuming the employment of such officers had been terminated in connection with a change in control that occurred as of December 31, 2008. For purposes of this table, we assume the per share price of our common stock was $27.36, which was the closing price on the NYSE on December 31, 2008. Our equity incentive plans provide for the immediate vesting of all options, restricted stock and benefits upon a change in control. The value of stock options and restricted stock that vested prior to the change in control and other benefits that are payable in accordance with their terms, regardless of the occurrence of a change in control, such as benefits under our deferred compensation plan and retirement plan, are not deemed under SEC rules to be payments upon a termination following a change in control.

Name	Cash Payment (1)	Value of Benefits (2)	Value of Vesting of Time-Based Restricted Stock (3)	Value of Vesting of Performance-Based and Total Return-Based Restricted Stock (4)	Value of Vesting of Stock Options (5)	Excise Tax Gross-Up Payments
Edward J. Fritsch	$8,045,763	$1,750,765	$3,602,081	$917,531	$53,288	$3,995,593
Michael E. Harris	$4,306,991	$157,459	$1,236,316	$399,524	$24,577	—
Terry L. Stevens	$3,918,526	$74,725	$553,411	$343,135	$19,464	$1,591,291
Gene H. Anderson	$1,665,788	$40,208	$503,670	$149,905	$10,073	$663,297
Jeffrey D. Miller	$2,658,286	$108,140	$259,373	$199,619	—	$1,284,931

__________

(1)

Includes amounts earned under our annual non-equity incentive program for 2008 but unpaid as of December 31, 2008. The change in control agreements require the payment to our Named Executive Officers of amounts earned but unpaid as of the date of the change in control. Such amounts, which are deemed to have been earned in 2008, are also reflected under “—Summary Compensation Table.”

(2)

Consists of the present actuarial benefits of continuing health care and other benefits. Upon a termination in connection with a change in control, Messrs. Fritsch, Harris and Anderson would also be entitled to receive continuing health insurance coverage until such officer becomes eligible for standard medical benefits under Medicare.

(3)	Consists of all outstanding shares of time-based restricted stock held by such Named Executive Officer that had not vested as of December 31, 2008.
(4)	Consists of all outstanding shares of performance-based and total return-based restricted stock held by such Named Executive Officer that had not vested as of December 31, 2008.
(5)	Consists of all outstanding stock options held by such Named Executive Officer that had not vested as of December 31, 2008.

In the event the employment of the Named Executive Officers had not been terminated in connection with a change in control that occurred as of December 31, 2008, all of the outstanding restricted stock and unexercisable stock options (the in-the-money values of which are set forth in the table above) would have vested as of such date. Additionally, the Named Executive Officers would have been eligible to receive a stay bonus on the first anniversary of the change in control in an amount equal to 12 times the highest monthly salary paid to the executive during the 12-month period ending prior to the change in control plus the greater of (1) the average amount earned under our annual non-equity incentive program for the preceding three years or (2) the amount earned under such program during the most recently completed fiscal year. Assuming a change in control had occurred as of December 31, 2008, the stay bonus payable on December 31, 2009 would have been $1,720,744 for Mr. Fritsch, $935,369 for Mr. Harris, $853,392 for Mr. Stevens, $395,825 for Mr. Anderson and $584,584 for Mr. Miller. Mr. Miller also would have been entitled to receive a tax gross-up payment of $309,263 to pay applicable excise tax. Messrs. Fritsch, Harris, Stevens or Anderson would not have been subject to excise tax in the event of continued employment.

Director Compensation in 2008

During 2008, the Chair of the Board of Directors received a base retainer at an annual rate of $60,000 and other non-employee directors received base retainers at an annual rate of $45,000. Members of the audit, executive and compensation and governance committees received additional retainers at an annual rate of $5,000 for each committee, except that the additional annual retainer rate was $10,000 for the chair of the compensation and governance committee and $20,000 for the chair of the audit committee. Non-employee directors on the investment committee received additional retainers at an annual rate of $10,000 plus $500 per day for property visits. Non-employee directors do not receive additional fees for attendance at meetings or participation in conference calls of the Board or its committees. Each non-employee director also receives a grant of restricted stock at the beginning of each year with a value of approximately $60,000. In 2009, grants of equity incentive compensation to directors were pre-approved by our full Board.

The table set forth below provides information concerning the compensation of persons serving as non-employee directors during 2008:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total
Thomas W. Adler	$60,000	$43,001	—	$6,907	$109,908
Kay N. Callison (4)	$51,250	$43,001	—	$6,907	$101,158
Lawrence S. Kaplan	$65,000	$43,001	$100	$6,907	$115,008
Sherry A. Kellett	$50,000	$37,582	—	$6,457	$94,039
L. Glenn Orr, Jr.	$60,000	$43,001	—	$6,907	$109,908
O. Temple Sloan, Jr.	$80,000	$54,728	$759	$8,091	$143,578

_____________________

(1)

Consists of compensation expense recorded by us in accordance with FAS 123(R) with respect to all outstanding restricted stock, including restricted stock granted prior to 2008. Restricted stock issued in 2008 to directors will vest ratably on an annual basis over a four-year term. Dividends received on restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock. The following sets forth information about restricted stock granted to our non-employee directors in 2008 and all outstanding equity incentive awards held by such directors at December 31, 2008 (which include stock options issued to such directors in prior years):

Name	Shares of Restricted Stock Granted in 2008 (#)	FAS 123R Grant Date Fair Value of Stock Awards Granted in 2008 ($)	Total Shares of Restricted Stock Outstanding at December 31, 2008 (#)	Stock Options Outstanding at December 31, 2008 (#)	Weighted Average Exercise Price Per Stock Option ($)
Thomas W. Adler	1,948	$57,466	3,828	30,000	$23.47
Kay N. Callison	1,948	$57,466	3,828	14,000	$22.60
Lawrence S. Kaplan	1,948	$57,466	3,828	17,228	$21.28
Sherry A. Kellett	1,948	$57,466	3,641	10,000	$27.62
L. Glenn Orr, Jr.	1,948	$57,466	3,828	—	—
O. Temple Sloan, Jr.	1,948	$57,466	4,385	—	—

(2)

Prior to 2006, non-employee directors could elect to defer cash compensation for investment in units of phantom stock. At the end of each calendar quarter, any director who deferred compensation into phantom stock was credited with units of phantom stock at a 15% discount. Dividends on the phantom units are assumed to be issued in additional units of phantom stock at a 15% discount. Directors who deferred compensation prior to 2006 in this manner, however, continue to be credited with additional units of phantom stock at a 15% discount upon the declaration of dividends. The amount set forth in the table consists of the value attributable to assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend, but such amounts do not take into account fluctuations in the implied value of such phantom stock based on changes in the value of our common stock.

(3)	Consists of dividends received in 2008 on outstanding restricted stock. Such dividends are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock.
(4)	Ms. Callison retired from the Board of Directors in February 2009.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee intends to appoint Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2009. If the appointment of Deloitte & Touche LLP is not ratified, the audit committee anticipates that it will nevertheless engage Deloitte & Touche LLP as our independent registered public accounting firm for 2009, but it will consider whether it should select a different independent registered public accounting firm for 2010.

Representatives of Deloitte & Touche LLP are expected to be present in person or by telephone at the meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR this proposal.

Principal Accountant Fees

Aggregate fees recorded in our financial statements for professional services rendered by our independent registered public accounting firm for 2007 and 2008 were as follows:

	2008	2007
Audit Fees (1)	$1,276,003	$3,042,704
Audit-Related Fees (2)	—	$174,500
Tax Fees (3)	$54,279	$93,331

_____________

(1)

Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in our quarterly reports. Also includes fees billed for professional services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters and consents) and assisting in responding to SEC comment letters.

(2)

Consist of fees billed for professional services in connection with consultations with our management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of financial or proposed rules, standards or interpretations by the SEC, PCAOB, FASB, or other regulatory or standard-setting bodies.

(3)	Consist of fees billed for professional services for tax compliance, tax advice and tax planning.

Pre-Approval Policies

The audit committee has adopted a policy requiring the pre-approval of all fees paid to our independent registered public accounting firm. All fees paid to our independent registered public accounting firm for services incurred during 2008 were pre-approved in accordance with the committee’s policies. Before independent registered public accounting firms are engaged to render any service for us or any of our wholly owned subsidiaries, the proposed services must either be specifically pre-approved by the audit committee or such services must fall within a category of services that are pre-approved by the audit committee without specific case-by-case consideration. Any services in excess of any pre-approved amounts, or any services not described above, require the pre-approval of the audit committee chair, with a review by the audit committee at its next scheduled meeting. The audit committee has determined that the rendering of the non-audit services by Deloitte & Touche LLP during or relating to 2008 was compatible with maintaining such firm’s independence.

PROPOSAL THREE:

APPROVAL OF OUR 2009 LONG-TERM EQUITY INCENTIVE PLAN

The Board of Directors has adopted a resolution recommending that our stockholders approve our 2009 long-term equity incentive plan, a copy of which is attached as Appendix A.

The Board believes that equity incentive compensation promotes our long-term success by aligning the interests of our directors, officers and employees with the interests of our stockholders. The equity incentive awards provide participants with an ownership interest in our company and a direct and demonstrable stake in our success to the extent of their position, responsibility, overall impact and assessed contribution.

As of March 2, 2009, there were approximately 67.8 million shares of common stock and operating partnership units outstanding. There were 179,461 securities available for future issuance as of such date under the Amended and Restated 1994 Stock Option Plan, which we refer to as the “original plan” and which is currently our only long-term equity compensation plan. As of such date, there were 555,740 shares of restricted stock outstanding and 1,873,294 stock options outstanding, which have a weighted average exercise price of $26.72 and a weighted average remaining term of 4.7 years. Upon approval of our 2009 long-term equity incentive plan, no further awards will be issued under the original plan.

Summary of Plan

The 2009 long-term equity incentive plan will become effective upon approval of our stockholders. The plan will be administered by our compensation and governance committee. The Board can amend or terminate the plan except as otherwise provided by law. The plan is scheduled to expire on the 10th anniversary of its effective date. Officers, employees and directors of our company will be eligible to participate in the plan.

The 2009 long-term equity incentive plan authorizes the issuance of up to 3,000,000 shares of common stock, of which not more than 1,000,000 of such shares may be in the form of restricted stock or restricted stock units. Under the plan, the compensation and governance committee may authorize the granting of stock options, shares of restricted stock or restricted stock units and stock appreciation rights. No more than 300,000 stock options, stock appreciation rights, shares of restricted stock or restricted stock units may be granted to a single individual in any calendar year. Neither shares tendered by a participant to pay the exercise price of an award nor shares withheld by us for taxes will be available for future grants under the plan. In the event of a stock dividend, stock split or reverse stock split affecting the common stock, the maximum number of shares issuable under the plan, and the number of shares covered by and the exercise price and other terms of outstanding awards, will be adjusted to reflect such event. In the event of any transaction resulting in a “change in control” of our company (as defined in the plan), outstanding awards will vest if provided for in the grant award.

Options granted under the plan entitle the holder to purchase shares of common stock for a specified exercise price during a specified period. We may grant options that are intended to be incentive stock options within the meaning of Section 422 of the Internal Revenue Code, which we refer to as “incentive stock options,” or options that are not incentive stock options, which we refer to as “nonqualified stock options.” Incentive stock options and nonqualified stock options have an exercise price that is not less than 100% of the fair market value of the shares of common stock on the date of grant. The issuance of discounted stock options is expressly prohibited under the plan. Stock options issued under the new plan will expire no later than 10 years from the date of grant.

Awards of restricted stock entitle the recipient to shares of common stock under terms that provide for vesting over a specified period of time and, in certain instances, only to the extent prescribed performance metrics are achieved. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with us. Restricted stock may not be sold or otherwise transferred until the applicable vesting criteria has been satisfied. For a discussion of restricted stock issued to Named Executive Officers in 2008 and 2009, see “Compensation Discussion and Analysis.”

Stock appreciation rights entitle the recipient to receive from us at the time of exercise an amount in cash (or in some cases, shares of common stock or a combination of cash and shares) equal to the excess of the fair market value of the shares of common stock underlying the stock appreciation right on the date of exercise over the price specified at the time of grant, which could not be less than the fair market value of the shares of common stock on the grant date. Stock appreciation rights issued under the new plan will expire no later than 10 years from the date of grant.

Administration

The 2009 long-term equity incentive plan will be administered by the compensation and governance committee and/or the full Board. The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, make any combination of awards to participants, and determine the specific terms and conditions of each award, subject to the provisions of the plan. Because participation and the types of awards available for grant under the plan are subject to the discretion of the administrator, the benefits or amounts that any participant or group of participants will receive are not currently determinable.

The plan may not be amended without stockholder approval to the extent required by the NYSE or to preserve the qualified status of incentive stock options or ensure that compensation intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code does in fact qualify as performance-based compensation. Generally, under current NYSE rules, all material amendments to any equity incentive plan, including those that materially increase the number of shares available, expand the types of awards available or the persons eligible to receive awards, extend the term of the plan, change the method of determining the strike price of options or delete or limit any provision prohibiting the repricing of options, must be approved by stockholders. The plan expressly provides that the administrator may not reprice or reduce the exercise price of any outstanding options or stock appreciation rights.

Tax Treatment

The following is a summary of the principal federal income tax consequences of certain transactions under the 2009 long-term equity incentive plan. It does not describe all federal tax consequences under the plan, nor does it describe state or local tax consequences.

No taxable income is generally realized by an optionee upon the grant or exercise of an incentive stock option. If shares issued to an optionee pursuant to the exercise of an incentive stock option are sold after two years from the date of grant and after one year from the date of exercise, then upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and we will not be entitled to any deduction for federal income tax purposes. An incentive stock option will not be eligible for this tax treatment if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply. If shares acquired upon the exercise of an incentive stock option are sold prior to the expiration of the two-year and one-year holding periods described above, generally: (1) the optionee will realize ordinary income in the year of sale in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof; and (2) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares.

No taxable income is generally realized by an optionee upon the grant of a non-qualified stock option. Generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount. At disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified stock option is paid by tendering shares. Upon exercise, the optionee will also be subject to Social Security and medicare taxes on the excess of the fair market value over the exercise price of the option.

Shares of restricted stock are not taxable to a recipient at the time of grant, but instead are included in ordinary income (at the then fair market value) when the restrictions lapse. A recipient may elect, however, to recognize income at the time of grant, in which case the fair market value of the restricted stock at the time of grant is included in ordinary income and there is no further income recognition when the restrictions lapse. We are entitled to a tax deduction in an amount equal to the ordinary income recognized by the recipient.

A recipient’s tax basis for restricted stock will be equal to the amount of ordinary income recognized by the recipient. The recipient will recognize capital gain (or loss) on a sale of the restricted stock if the sale price exceeds (or is lower than) such basis. The holding period for restricted stock for purposes of characterizing gain or loss on the sale of any shares as long- or short-term commences at the time the recipient recognizes ordinary income pursuant to an award.

The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments,” as defined in the Internal Revenue Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

As a result of Section 162(m) of the Internal Revenue Code, our deduction for certain awards under the long-term equity incentive plan may be limited to the extent that the Chief Executive Officer or another executive officer whose compensation is required to be reported in the summary compensation table receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m)). The plan is structured to allow certain grants to qualify as performance-based compensation.

OTHER MATTERS

Our management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

To be considered for inclusion in the 2010 proxy material, stockholder proposals to be presented at the 2010 annual meeting of stockholders must be received by our secretary prior to December 3, 2009. If a stockholder wishes to present a proposal at the 2010 annual meeting, whether or not the proposal is intended to be included in the 2010 proxy material, our bylaws require that the stockholder give advance written notice to our secretary not less than 60 nor more than 90 days prior to the anniversary of this meeting. If a stockholder is permitted to present a proposal at the 2010 annual meeting but the proposal was not included in the 2010 proxy material, the compensation and governance committee has determined that our proxy holder would have the discretionary authority granted by the proxy card to vote on the proposal if the proposal was received after February 16, 2010.

COSTS OF PROXY SOLICITATION

The cost of preparing, assembling and making the proxy material available to our stockholders will be borne by us. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and we will reimburse such holder for their reasonable expenses in doing so. We have retained Broadridge and American Stock Transfer to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of these proxy solicitation consulting services is expected to be approximately $10,000.

BY ORDER OF THE BOARD OF DIRECTORS

O. TEMPLE SLOAN, JR.

Chair of the Board of Directors

April 2, 2009

Appendix A

HIGHWOODS PROPERTIES, INC.

2009 LONG-TERM EQUITY INCENTIVE PLAN

SECTION 1

EFFECTIVE DATE AND PURPOSE

1.1       Effective Date. This Plan shall become effective upon approval by the holders of a majority of the outstanding Shares at a duly authorized meeting of the Company’s stockholders.

1.2       Purpose of the Plan. The Plan is designed to provide a means to attract, motivate and retain eligible Participants and to further the growth and financial success of the Company by aligning the interests of Participants through the ownership of Shares and other incentives with the interests of the Company’s stockholders.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1       “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2       “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units or Stock Appreciation Rights.

2.3       “Award Agreement” means either (1) the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan or (2) a statement issued by the Company to a Participant describing the terms and provisions of such Award.

2.4       “Board” or “Board of Directors” means the Board of Directors of the Company.

2.5       “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6       “Committee” means the Compensation and Governance Committee of the Board of Directors.

2.7       “Company” means Highwoods Properties, Inc., a Maryland corporation, or any successor thereto.

2.8       “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option or Stock Appreciation Right.

2.9       “Fair Market Value” means, as of any given date, (i) the closing sales price of the Shares on any national securities exchange on which the Shares are listed; (ii) the closing sales price if the Shares are

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listed on The Nasdaq Stock Market or other over the counter market; or (iii) if there is no regular public trading market for such Shares, the fair market value of the Shares as determined by the Committee.

2.10     “Grant Date” means, with respect to an Award, the date such Award is granted to a Participant.

2.11     “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of section 422 of the Code.

2.12     “Nonqualified Stock Option” means an Option to purchase Shares which is not an Incentive Stock Option.

2.13     “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.14     “Participant” means an officer, employee or director of the Company who has an outstanding Award under the Plan.

2.15     “Performance Goals” shall mean any or all of the following: revenue, earnings, earnings per share, stock price, costs, return on equity, asset management, asset quality, asset growth, budget achievement, net operating income (NOI), average occupancy, year-end occupancy, funds from operations (FFO), cash available for distribution (CAD), total shareholder return on an absolute or a peer comparable basis (TSR), leverage ratios, return on assets, revenue growth, capital expenditures, customer satisfaction survey results, property operating expenses savings, design, development, permitting or other progress on designated properties, third party fee generation, leasing goals, or goals relating to acquisitions or divestitures, lease retention, liability management or credit management. Performance Goals need not be the same with respect to all Participants and may be established separately for the Company as a whole, on a per share basis, or for its various properties, groups, divisions or subsidiaries, and may be based on performance in comparison to performance by unrelated businesses specified by the Committee, in comparison to any prior period or in comparison to budget. All calculations and financial accounting matters relevant to this Plan shall be determined in accordance with GAAP, except as otherwise directed by the Committee.

2.16     “Period of Restriction” means the period during which Restricted Stock awarded hereunder is subject to a substantial risk of forfeiture. As provided in Section 7, such restrictions may be based on the passage of time, the achievement of Performance Goals or the occurrence of other events as determined by the Committee.

2.17     “Plan” means the Highwoods Properties, Inc. 2009 Long-Term Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.18     “Restricted Stock” means an Award granted to a Participant with the terms ascribed to such term in Section 7.

2.19     “Restricted Stock Unit” means an Award granted to a Participant with the terms ascribed to such term in Section 7.

2.20     “Shares” means the shares of common stock, $0.01 par value, of the Company.

2.21     “Stock Appreciation Right” means an Award granted to a Participant with the terms ascribed to such term in Section 8.

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2.22     “Subsidiary” means any corporation, partnership, joint venture, limited liability company, or other entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of the granting of an Award, each of the entities other than the last entity in the unbroken chain owns more than fifty percent (50%) of the total combined voting power in one of the other entities in such chain.

SECTION 3

ELIGIBILITY

3.1       Participants. Awards may be granted in the discretion of the Committee to officers, employees and directors of the Company and its Subsidiaries.

3.2       Non-Uniformity. Awards granted hereunder need not be uniform among eligible Participants and may reflect distinctions based on title, compensation, responsibility or any other factor the Committee deems appropriate.

SECTION 4

ADMINISTRATION

4.1       The Committee. The Plan will be administered by the Committee, which, to the extent deemed necessary or appropriate by the Board, will consist of two or more persons who satisfy the requirements for a “non-employee director” under Rule 16b-3 promulgated under the 1934 Act and/or the requirements for an “outside director” under section 162(m) of the Code. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. In the absence of such appointment, the Board of Directors shall serve as the Committee and shall have all of the responsibilities, duties, and authority of the Committee set forth herein.

4.2       Authority of the Committee. The Committee shall have the exclusive authority to administer and construe the Plan in accordance with its provisions. The Committee’s authority shall include, without limitation, the power to (a) determine persons eligible for Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith and (e) interpret, amend or revoke any such rules. With respect to any Award that is intended to qualify as “performance-based compensation” within the meaning of section 162(m) of the Code, the Committee shall have no discretion to increase the amount of compensation that otherwise would be due upon attainment of a Performance Goal, although the Committee may have discretion to deny an Award or to adjust downward the compensation payable pursuant to an Award, as the Committee determines in its sole judgment. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more officers of the Company to the extent permitted by law.

4.3       Decisions Binding. All determinations and decisions made by the Committee and any of its delegates pursuant to Section 4.2 shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 5

SHARES SUBJECT TO THE PLAN

5.1       Number of Shares. Subject to adjustment as provided in Section 5.3, the total number of Shares available for grant under the Plan shall not exceed 3,000,000 Shares. No more than 1,000,000 Shares may be granted as Restricted Stock and Restricted Stock Units.

5.2       Lapsed Awards. Unless determined otherwise by the Committee, Shares related to Awards that are forfeited, terminated or expire unexercised, shall be available for grant under the Plan. Shares that are

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tendered by a Participant to the Company in connection with the exercise of an Award, withheld from issuance in connection with a Participant’s payment of tax withholding liability, settled in cash in lieu of Shares, or settled in such other manner so that a portion or all of the Shares included in an Award are not issued to a Participant shall not be available for grant under the Plan.

5.3       Adjustments in Awards and Authorized Shares. In the event of a stock dividend or stock split, the number of Shares subject to outstanding Awards and the numerical limits of Sections 5.1, 6.1, 7.1 and 8.1 shall automatically be adjusted to prevent the dilution or diminution of such Awards, except to the extent directed otherwise by the Committee. In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, combination, or other similar change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class and price of Shares subject to outstanding Awards, and the numerical limits of Sections 5.1, 6.1, 7.1 and 8.1 in such manner as the Committee shall determine to be advisable or appropriate to prevent the dilution or diminution of such Awards. Any such numerical limitations shall be subject to adjustment under this Section only to the extent such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under section 162(m) of the Code or the ability to grant or the qualification of Incentive Stock Options under the Plan. In addition, other than with respect to Options, Stock Appreciation Rights, and Awards intended to constitute “performance-based compensation” under section 162(m) of the Code, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or in response to changes in applicable laws, regulations, or accounting principles. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all Participants.

5.4       Repurchase Option. To the extent consistent with the requirements of section 409A of the Code, the Committee may include in the terms of any Award Agreement, other than an Award Agreement with respect to Stock Appreciation Rights, that the Company shall have the option to repurchase Shares of any Participant acquired pursuant to the Award granted under the Plan upon a Participant’s termination of employment. The terms of such repurchase right shall be set forth in the Award Agreement.

5.5       Restrictions on Share Transferability. The Committee may impose such restrictions on any Award of Shares or Shares acquired pursuant to the exercise of an Award as it may deem advisable or appropriate, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, and any blue sky or state securities laws.

SECTION 6

STOCK OPTIONS

6.1       Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine the number of Shares subject to each Option. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. No more than 300,000 Shares may be issued as Incentive Stock Options under the Plan. The maximum aggregate number of Shares that may be granted in the form of Options in any one calendar year to an individual Participant shall be 300,000.

6.2       Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions on exercise of the Option and such other terms and conditions as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of

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termination of employment by the Participant. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

6.3       Exercise Price. The Exercise Price for each Option shall be determined by the Committee and shall be provided in each Award Agreement; provided, however, the Exercise Price for each Option may not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share if the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to section 424(d) of the Code) owns on the Grant Date stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries.

6.4       Expiration of Options. Except as provided in Section 6.7(c) regarding Incentive Stock Options, each Option shall terminate upon the earliest to occur of (i) the date(s) for termination of the Option set forth in the Award Agreement or (ii) the expiration of ten (10) years from the Grant Date. Subject to such limits, the Committee shall provide in each Award Agreement when each Option expires and becomes unexercisable. The Committee may not, after an Option is granted, extend the maximum term of the Option.

6.5       Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine. After an Option is granted, the Committee may accelerate or waive any condition constituting a substantial risk of forfeiture applicable to the Option.

6.6       Payment. Options shall be exercised by a Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. Upon the exercise of an Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee may also permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee determines to provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant, Share certificates (which may be in book entry form) representing such Shares. Until the issuance of the stock certificates, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares as to which the Option has been exercised. No adjustment will be made for a dividend or other rights for which a record date is established prior to the date the certificates are issued.

6.6       Certain Additional Provisions for Incentive Stock Options.

(a)        Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

(b)       Company and Subsidiaries Only. Incentive Stock Options may be granted only to Participants who are employees of the Company or a subsidiary corporation (within the meaning of section 424(f) of the Code) on the Grant Date.

(c)        Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date.

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6.8       Restriction on Transfer. Except as otherwise determined by the Committee and set forth in the Award Agreement, no Option may be transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, except that the Committee may permit a transfer, upon the Participant’s death, to beneficiaries designated by the Participant as provided in Section 12.4.

6.9       Repricing of Options. The Company may not reprice, replace or regrant an outstanding Option either in connection with the cancellation of such Option or by amending an Award Agreement to lower the exercise price of such Option.

6.10     Voting Rights. A Participant shall have no voting rights with respect to any Options granted hereunder.

SECTION 7

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1       Grant of Restricted Stock/Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. The Committee shall determine the number of Shares to be granted to each Participant. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant. No more than 300,000 shares of Restricted Stock and/or Restricted Stock Units may be granted to any individual Participant in any one calendar year.

7.2       Restricted Stock Agreement. Each Award of Restricted Stock and/or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock (or the number of Restricted Stock Units) granted, and such other terms and conditions as the Committee shall determine, including terms regarding forfeiture of Awards in the event of termination of employment by the Participant.

7.3       Transferability. Except as otherwise determined by the Committee and set forth in the Award Agreement, Shares of Restricted Stock and/or Restricted Stock Units may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until the end of the applicable Period of Restriction. The Committee may include a legend on the certificates representing Restricted Stock to give appropriate notice of such restrictions.

7.4       Other Restrictions. The Committee may impose such other restrictions on Shares of Restricted Stock or Restricted Stock Units as it may deem advisable or appropriate in accordance with this Section 7.4.

(a)        General Restrictions. The Committee may set restrictions based upon (a) the achievement of specific Performance Goals, (b) other performance objectives (Company-wide, divisional or individual), (b) applicable Federal or state securities laws, (c) time-based restrictions, or (d) any other basis determined by the Committee.

(b)       Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock or Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its sole discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock or Restricted Stock Units to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Restricted Stock or Restricted Stock Units that are intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures

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determined by it in its sole discretion from time to time to be necessary, advisable or appropriate to ensure qualification of the Restricted Stock under section 162(m) of the Code.

(c)        Retention of Certificates. To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and restrictions applicable to such Shares have been satisfied or lapse.

7.5       Removal of Restrictions. With respect to Awards of Restricted Stock, the Committee may accelerate the time at which any restrictions shall lapse and remove any restrictions. With respect to Awards of Restricted Stock Units, the Committee may accelerate or waive any condition constituting a substantial risk of forfeiture applicable to the Restricted Stock Units. After the end of the Period of Restriction, the Shares shall be freely transferable by the Participant, subject to any other restrictions on transfer which may apply to such Shares. Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine, as set forth in the Award Agreement. Notwithstanding the foregoing, the Committee shall not act in a manner that would cause a grant that is intended to be “performance-based compensation” under Code Section 162(m) to fail to be performance-based.

7.6       Voting Rights. Except as otherwise determined by the Committee and set forth in the Award Agreement, Participants holding Shares of Restricted Stock granted hereunder shall have voting rights during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

7.7       Dividends and Other Distributions. Except as otherwise determined by the Committee and set forth in the Award Agreement, Participants holding Shares of Restricted Stock or Restricted Stock Units shall be entitled to receive all dividends and other distributions paid with respect to the underlying Shares or dividend equivalents during the Period of Restriction.

7.8       Return of Restricted Stock to Company. On the date set forth in the applicable Award Agreement, the Restricted Stock for which restrictions shall not have lapsed will revert to the Company and thereafter be available for grant under the Plan.

SECTION 8

STOCK APPRECIATION RIGHTS

8.1       Grant of Stock Appreciation Rights. Subject to the terms and provisions of the Plan, if Shares are traded on an established securities market, Stock Appreciation Rights may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine the number of Shares subject to each Stock Appreciation Right, provided that during any calendar year, no Participant may be granted Stock Appreciation Rights covering more than 300,000 Shares.

8.2       Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Stock Appreciation Right, the number of Shares to which the Stock Appreciation Right pertains, any conditions to exercise of the Stock Appreciation Right and such other terms and conditions as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of employment by the Participant.

8.3       Exercise Price. The Exercise Price for each Stock Appreciation Right shall be determined by the Committee and shall be provided in each Award Agreement; provided, however, the Exercise Price for each Stock Appreciation Right may not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

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8.4       Expiration of Stock Appreciation Rights. Each Stock Appreciation Right shall terminate upon the earliest to occur of (i) the date(s) for termination of the Stock Appreciation Right set forth in the Award Agreement or (ii) the expiration of ten (10) years from the Grant Date. Subject to such limits, the Committee shall provide in each Award Agreement when each Stock Appreciation Right expires and becomes unexercisable. The Committee may not, after a Stock Appreciation Right is granted, extend the maximum term of the Stock Appreciation Right.

8.5       Exercisability of Stock Appreciation Rights. Stock Appreciation Rights granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine. After a Stock Appreciation Right is granted, the Committee may accelerate or waive any restrictions constituting a substantial risk of forfeiture on the exercisability of the Stock Appreciation Right.

8.6       Payment of Stock Appreciation. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised. Such payment shall be in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine, as set forth in the Award Agreement.

8.7       Restriction on Transfer. Except as otherwise determined by the Committee and set forth in the Award Agreement, no Stock Appreciation Right may be transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, except that the Committee may permit a transfer, upon the Participant’s death, to beneficiaries designated by the Participant as provided in Section 12.4.

8.8       Repricing of Stock Appreciation Rights. The Company may not reprice, replace or regrant an outstanding Stock Appreciation Right either in connection with the cancellation of such Stock Appreciation Right or by amending an Award Agreement to lower the exercise price of such Stock Appreciation Right.

8.9       Voting Rights. A Participant shall have no voting rights with respect to any Stock Appreciation Rights granted hereunder.

SECTION 9

AMENDMENT, TERMINATION, AND DURATION

9.1       Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that if and to the extent required by law or to maintain the Plan’s compliance with the Code, the rules of any national securities exchange (if applicable), or any other applicable law, any such amendment shall be subject to stockholder approval; and further provided, that no amendment shall permit the repricing, replacing or regranting of an Option or Stock Appreciation Right either in connection with the cancellation of such Option or Stock Appreciation Right or by amending an Award Agreement to lower the exercise price of such Option or Stock Appreciation Right. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

9.2       Duration of the Plan. The Plan shall become effective in accordance with Section 1.1, and subject to Section 9.1 shall remain in effect until the tenth anniversary of the effective date of the Plan.

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SECTION 10

TAX WITHHOLDING

10.1     Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or the exercise thereof), the Company shall have the power and the right to deduct or withhold from any amounts due to the Participant from the Company, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or the exercise thereof).

10.2     Withholding Arrangements. The Committee, pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company Shares then owned by the Participant having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount that the Committee agrees may be withheld at the time any such election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

SECTION 11

CHANGE IN CONTROL

11.1     Change in Control. Except with respect to Restricted Stock Unit Awards or any other Award that constitutes “deferred compensation” within the meaning of section 409A of the Code, an Award Agreement may provide or be amended by the Committee to provide that Awards granted under the Plan that are outstanding and not then exercisable or are subject to restrictions at the time of a Change in Control shall become immediately exercisable, and all restrictions shall be removed, as of such Change in Control, and shall remain as such for the remaining life of the Award as provided herein and within the provisions of the related Award Agreements or that Awards may terminate upon a Change in Control. For purposes of the Plan, a Change in Control means any of the following:

(a)        the acquisition (other than from the Company) in one or more transactions by any person (as such term is used in Section 13(d) of the 1934 Act) of the beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of 40% or more of (A) the then outstanding Shares or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”);

(b)       Individuals who, as of the date of the Award, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of such Award whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a 11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)        the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or

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(d)      the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock.

11.2     Other Awards. An Award Agreement with respect to a Restricted Stock Unit Award or any other Award that constitutes “deferred compensation” within the meaning of section 409A of the Code may provide that the Award shall vest upon a “change in control” as defined in section 409A of the Code.

SECTION 12

MISCELLANEOUS

12.1     Deferrals. To the extent consistent with the requirements of section 409A of the Code, the Committee may provide in an Award Agreement or another document that a Participant is permitted to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral shall be subject to such rules and procedures as shall be determined by the Committee.

12.2     No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company or any Subsidiary is on an at-will basis only, unless otherwise provided by an applicable employment or service agreement between the Participant and the Company or any Subsidiary, as the case may be.

12.3     Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

12.4     Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator, executor or the personal representative of the Participant’s estate.

12.5     No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary thereof) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or his or her beneficiary).

12.6     Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

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12.7     Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

12.8     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.9     Requirements of Law. The grant of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required from time to time.

12.10   Securities Law Compliance. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to comply with any applicable federal or state securities law, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.

12.11   Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of North Carolina.

12.12   Captions. Captions are provided herein for convenience of reference only, and shall not serve as a basis for interpretation or construction of the Plan.

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